Exhibit 5

law offices of
PETILLON, HIRAIDE, LOOMIS & KATZ LLP
[LETTERHEAD]

June 29, 2007

Bidz.com, Inc.
3562 Eastham Drive
Culver City, CA 90232

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

          As legal counsel to Bidz.com, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about June 29, 2007, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2001 Stock Option Plan, 2002 Special Stock Option Plan and 2006 Stock Award Plan (collectively, the “Plans”). The facts, as we understand them, are set forth in the Registration Statement.

          With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

          A. The Certificate of Incorporation of the Company, as filed with the Secretary of State of the state of Delaware;

          B. The Bylaws of the Company;

          C. The Minutes of the meetings of the Board of Directors of the Company reflecting the Board of Directors’ approval of the Plans;

          D. The Plan; and

          E.   The Registration Statement.

Bidz.com, Inc.
June 29, 2007

          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through E above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

          We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

          We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ PETILLON, HIRAIDE, LOOMIS & KATZ LLP